UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 18, 2022

AMERISAFE, INC.

(Exact Name of Registrant as Specified in Charter)

Texas	001-12251	75-2069407
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2301 Highway 190 West

DeRidder, Louisiana 70634

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (337) 463-9052

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AMSF	Nasdaq Stock Market LLC

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the Bylaws of AMERISAFE, Inc. (the “Company”), on February 18, 2022, the Company’s Board of Directors (the “Board”) increased the number of Board members from eight to nine.

At the same meeting, the Board appointed Billy Greer to fill the newly created vacancy, effective March 15, 2022. Under Texas law, Mr. Greer will stand for election at the next annual meeting of shareholders, presently expected to occur in June 2022.

Mr. Greer’s compensation for his services as a director is consistent with that of the Company’s other non-employee directors, as described in the Company’s proxy statement filed with the Securities and Exchange Commission on April 30, 2021, under the caption “The Board, Its Committees, and Its Compensation — Director Compensation.” Effective March 15, 2022, Mr. Greer will receive a one-time restricted stock award equal to the pro rata portion of the annual stock award made in accordance with the Company’s Restated Non-Employee Director Stock Plan.

In addition, Mr. Greer will enter into an indemnification agreement in the same form as the agreement between the Company and each of the present members of the Board (the form of agreement having been filed as an exhibit to the Company’s Current Report on Form 8-K filed August 6, 2010).

There are no arrangements or understandings between Mr. Greer and any other person pursuant to which he was selected as a director. There are no transactions involving Mr. Greer that would be required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISAFE, INC.

By:	/s/ Kathryn H. Shirley
Kathryn H. Shirley,
Executive Vice President,
Chief Administrative Officer and Secretary

Date: February 22, 2022